                                                                   Exhibit 10.19

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated as of December 15, 2004 by and between Alteon Inc., a Delaware corporation (the "Company"), and Kenneth I. Moch (the "Employee").

      WHEREAS, the Company wishes to employ the Employee as Chief Executive Officer and President of the Company; and

      WHEREAS, the Employee wishes to remain in the employ of the Company as its Chief Executive Officer and President;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

      1. Term of Employment. Subject to the terms and conditions hereof, the Company will employ the Employee, and the Employee will serve the Company, as Chief Executive Officer and President for a period beginning on the date hereof and terminating December 31, 2007, subject to extension by mutual agreement of the Company and the Employee (such term, as it may be shortened by termination of the Employee's employment hereunder pursuant to the provisions hereof or extended, is hereinafter referred to as the "Term of Employment").

      2. Duties. (a) During the Term of Employment, the Employee will serve as Chief Executive Officer and President, subject to the terms of this Agreement, the direction and control of the Board of Directors of the Company, and past practice with regard to authority, responsibility, and discretion in the exercise of managerial prerogative. The primary location of the Employee's employment hereunder shall be the headquarters of the Company. The Employee will, during the Term of Employment, serve the Company faithfully, diligently and competently and to the best of his ability, and will, consistent with the dignity of the office of Chief Executive Officer and President of the Company, hold, in addition to the offices of Chief Executive Officer and President of the Company, such other offices in the Company to which he may be appointed or assigned from time to time by the Board of Directors of the Company and will discharge such duties in connection therewith. The Employee shall devote all of his business time to the performance of his duties hereunder, provided, that the Employee shall not be precluded from serving as a member of up to two boards of directors or advisory boards of companies or organizations so long as such service does not violate the provisions of Sections 8 or 9 of this Agreement or interfere with the performance of the Employee's duties hereunder.

            (b) During the Term of Employment, the Company will use its best efforts to continue to obtain the nomination of, and so long as the Employee is the Chief Executive Officer of the Company, the election of the Employee as a director of the Company. The Employee shall continue to perform all duties incident to such directorship faithfully, diligently and competently.

      3. Compensation. The Company will, during the Term of Employment, pay to the Employee as compensation for the performance of his duties and obligations hereunder an initial base salary at the rate of $367,744.00 per annum ("Salary"), payable in equal semi-monthly installments. Such Salary shall be reviewed annually by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") in accordance with the Company's compensation program solely for the purpose of determining increases. In each of the Company's fiscal years during the Term of Employment, the Employee shall be eligible to receive a bonus, to be awarded at the sole discretion of the Compensation Committee, in an amount of up to $150,000. The Compensation Committee shall use as a basis for determining the extent of such bonus awards the attainment of stated goals and objectives for the Employee to be set by the Compensation Committee after consultation with the Employee. The Compensation Committee shall advise the Employee in writing of the goals and objectives for each fiscal year.

      4.    Other Benefits.

            (a) The Employee previously has received Options to purchase shares of the Company's Common Stock ("Common Stock"), as set forth in various stock option grant agreements, which agreements are incorporated herein and shall survive the execution of this Agreement. In addition to these Options, the Company shall grant to the Employee an incentive stock option (or to the extent that such option does not qualify as an incentive stock option, a non-qualified stock option), pursuant to the Company's Amended 1995 Stock Option Plan (the "Plan"), to purchase 500,000 shares of Common Stock with an exercise price equal to the closing price of the Company's Common Stock on the date of the grant of the option. Such option shall be in the form of, and on such terms and conditions as provided in, the Company's standard form of Stock Option Grant Agreement in effect as of the date of this Agreement. Such Stock Option Grant Agreement for such option shall provide, on condition that the Employee is employed by the Company on the relevant vesting dates, that such options shall vest as follows:

                  (1) 300,000 shares shall vest over a thirty-six month period at the rate of 8,333 shares on the first day of each calendar month commencing as of January 1, 2005; and

                  (2) 200,000 shares shall vest in a lump sum on December 14, 2009, provided that such shares shall be subject to accelerated vesting on December 14, 2007, according to the following terms. The average fair market value for a share of the Company's common stock shall be determined for each of the trading days during the six

(6) month period ending on December 1, 2007. If such value is $5 or more, then 50,000 options shall vest early for each full dollar that such value exceeds $4, such that all 200,000 options shall vest early if such value equals or exceeds $7.

            (b) The Stock Option Grant Agreement shall contain provisions to the following effect:

                  (1) The options shall be transferable to the extent afforded in the Company's 1995 Stock Option Plan, as may be permissible under the applicable registration statement filed by the Company under the Securities Act of 1933. The Company represents that it has available or shall cause to be available sufficient shares under the Plan to cover stock to be issued pursuant to such Plan upon the Employee's exercise of the options.

                  (2) All unvested options will become exercisable immediately upon a merger, consolidation, acquisition of property or stock, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of the Company's Common Stock. In addition, such options shall vest and become exercisable immediately in the event of a change in control of the Company. A change in control of the Company shall be deemed to occur if (a) the Company is merged with or into or consolidated with another corporation or other entity under circumstances where the shareholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company or the surviving or resulting corporation or other entity, as the case may be, or (b) if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (c) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of forty percent (40%) or more of the Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company or otherwise approved by the Board of Directors, or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  (3) In the event that the accelerated vesting caused by
Section 4(b)(2) of this Agreement (i) constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code, and (ii) but for this
Section 4(b)(3), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the portion of the option which would have become immediately vested and exercisable under Section 4(b)(2) may be reduced to the portion which the Employee, in his sole discretion, determines would result in no portion, or a lesser portion, of the option being subject to the Excise Tax. The determination by the Employee of any reduction shall be conclusive and binding upon the Company. The Company shall reduce the portion of the option which is vested and exercisable only upon written notice by the Employee indicating the amount of such reduction.

            (c) The Employee shall be entitled during the Term of Employment to participate in employee benefit plans and programs of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term of Employment, and the Employee's participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto; provided, however, that during the Term of Employment the Employee shall be entitled to health, hospital, life and dental insurance benefits consistent with the past practices of the Company in effect with respect to Company personnel generally.

            (d) During the Term of Employment, the Employee shall be entitled to four (4) weeks vacation per year while employed hereunder. Such vacation may be taken by the Employee at such times as do not unreasonably interfere with the business of the Company. The accumulation of annual vacation time earned but not taken will be in accordance with the Company policy guidelines. Additional vacation will be earned in accordance with Company policy.

      5. Expenses. During the Term of Employment, all travel and other reasonable business expenses incident to the rendering of services by the Employee under this Agreement will be paid or reimbursed by the Company subject to the submission of appropriate vouchers and receipts in accordance with the Company's policy from time to time in effect.

      6.    Death or Disability.

            (a) Employee's employment under this Agreement shall be terminated by the death of the Employee. In addition, Employee's employment under this Agreement may be terminated by the Board of Directors of the Company if the Employee shall be rendered incapable by illness or any other disability from complying with the terms, conditions and provisions on his part to be kept, observed and performed for a period such that the Employee qualifies for long-term disability benefits under any long-term disability policy the Company maintains which covers the Employee ("Disability"). If Employee's employment under this Agreement is terminated by reason of Disability of the Employee, the Company shall give written notice to that effect to the Employee in the manner provided herein. In the event that the Employee receives disability insurance benefits paid for by the Company during any period prior to termination of Employee's employment under this Agreement pursuant to this Section 6(a), the Employee's Salary shall be reduced by an amount equal to such disability insurance benefits during such period. The Employee is hereby notified that he is a Key Employee for the purposes of the Family Medical Leave Act and related laws.

            (b) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the death or Disability of the Employee, in the event of such death or Disability, the Salary payable hereunder shall continue to be paid at the then current rate for three (3) months after the termination of employment, and any bonus to which the Employee would have been entitled for the year in which his death or Disability occurs shall be pro rated to the date of his death or termination of employment on account of Disability and paid not later than three (3) months after the termination of employment. In the event of the death of the Employee during the Term of this Agreement, the sums payable hereunder shall be paid to his personal representative or executor.

      7. Disclosure of Information, Inventions and Discoveries. The Employee shall promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information related to the business of the Company (collectively, "Developments") conceived, developed or acquired by him alone or with others during the Term of Employment or during any earlier period of employment by the Company or any predecessor of the Company, whether or not during regular working hours or through the use of materials or facilities of the Company. All such Developments shall be the sole and exclusive property of the Company, and, upon request, the Employee shall promptly deliver to the Company all drawings, sketches, models and other data and records relating to such Developments. In the event any such Development shall be deemed by the Company to be patentable, the Employee shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all such other acts and things necessary or proper to obtain letters of patents and to invest in the Company full right, title and interest in and to such Developments.

      8. Non-Disclosure. The Employee shall not, at any time during or after the Term of Employment or any earlier period of employment by the Company or any predecessor of the Company, divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) or use for his own account or for the account of any person any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, materials, devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret development or research work or with respect to any other confidential or secret aspects of the Company's business (including, without limitation, customer lists, supplier lists and pricing arrangements with customers or suppliers). This Section 8 shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Employee or (ii) is or becomes available to the Employee on a non-confidential basis from a person other than the Company or its officers, directors or agents who to the Employee's knowledge after due inquiry is not and was not bound by a confidentiality agreement with the Company and was not otherwise prohibited from transmitting the information to the Employee.

      9. Non-Competition. The Company and the Employee agree that the services rendered by the Employee hereunder are unique and irreplaceable. The Employee hereby agrees that, during the Term of Employment and for a period of one (1) year thereafter (the "Restricted Period"), the Employee shall not (i) in any geographical area in the United States or in those foreign countries where the Company, during the Term of Employment, conducts or proposes to conduct business or initiates activities, engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend his name (or any part or variant thereof) to any business which is, or as a result of the Employee's engagement or participation would become, competitive with any aspect of the business of the Company, such business being the commercialization of the measurement, prevention therapy or reversal of glucose-mediated non-enzymatic cross-linking of macro-molecules, and such other specific technologies in which the Company has, during the Term of Employment or any earlier period of employment by the Company or any predecessor of the Company, initiated significant plans to develop products, (ii) deal, directly or indirectly, in a competitive manner with any customers doing business with the Company during the Term of Employment or any earlier period of employment by the Company or any predecessor of the Company (except in connection with the performance of the duties and obligations of the Employee during the Term of Employment), (iii) solicit any officer, director, employee, consultant or agent of the Company to become an officer, director, employee, consultant or agent of the Employee, his respective affiliates or anyone else if such participation would be competitive with any aspect of the Company's business; and (iv) engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or any trade name used by it. Ownership, in the aggregate, of less than 1% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing provision.

      10. Remedies. The Employee acknowledges that irreparable damage would result to the Company if the provisions of Section 7, 8, 9 or 14 were not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect to any failure to comply with the provisions of Section 7, 8, 9 or 14.

      11. Termination for Cause. In addition to any other remedy available to the Company, either at law or in equity, the Employee's employment with the Company may be terminated by the Board of Directors for cause, which shall include (i) the Employee's conviction from which no further appeal may be taken for, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (ii) the Employee's commission of a breach of fiduciary duty involving personal profit in connection with the Employee's employment by the Company, (iii) the Employee's commission of an act which the Board of Directors shall reasonably have found to have involved willful misconduct or gross negligence on the part of the Employee, in the conduct of his duties under this Agreement, (iv) habitual absenteeism, or (v) the Employee's material breach of any material provision of this Agreement which remains uncured for a period of thirty (30) days following notice by the Company. With respect to the matters set forth in subsections (iii), (iv) and
(v) hereof, the Company may not terminate the Employee's employment unless the Employee has first been given notice of the conduct forming the cause for such termination and an opportunity to explain such conduct to the Board of Directors or a committee thereof. In the event of termination under this Section 11, the Company's obligations under this Agreement shall cease and the Employee shall forfeit all rights to receive any future compensation under this Agreement. Notwithstanding any termination of this Agreement pursuant to this Section 11, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7, 8, 9 and 14 hereof.

      12. Termination Without Cause. Each of the Company and Employee may terminate Employee's employment under this Agreement at any time for any reasons whatsoever, without any further liability or obligation of the Company to the Employee or of the Employee to the Company from and after the date of such termination (other than liabilities or obligations accrued but unsatisfied on, or surviving, the date of such termination), by sending thirty (30) days' prior written notice to the other party. Such notice shall state the effective date of termination of Employee's employment under this Agreement.

In the event that, without Cause, as that term is defined in Section 11, and not as a result of the Employee's death or Disability as set forth in Section 6 or a Change in Control as set forth in Section 15, (a) the Company elects to terminate Employee's employment under this Agreement, or (b) the Company gives Employee notice of its election not to extend the Term of Employment beyond the expiration of the then current Term of Employment, or (c) by the date which is four (4) months prior to the end of the then current Term of Employment, the Company has not offered to extend the then current Term of Employment on terms and conditions at least as favorable to Employee as those in effect during the then current Term of Employment or (d) the Employee terminates his employment under this Agreement following a Detrimental Change (as defined below), then

            (a) the Company shall pay to the Employee an amount equal to his then current annual Salary (exclusive of bonuses) in equal installments over a twelve-month period commencing on the effective date of the termination of the Employee's employment under this agreement in accordance with the Company's normal payroll practices.

            (b) the Company will enter into a consulting agreement with the Employee pursuant to which it will retain the Employee to provide such consulting services as the

Company shall request for a period of twelve (12) months following the expiration of the Term of Employment for an annual consulting fee equal to one-half of the Employee's annual salary (exclusive of bonuses) at the time of termination of his employment under this Agreement;

            (c) for a period of eighteen (18) months following the effective date of termination of the Employee's employment under this Agreement, so long as reasonably comparable coverage is not provided to him by another person or entity with which he has commenced employment, the Company will provide him with all health, dental and hospital insurance benefits to which he is entitled under the federal law popularly known as COBRA, without cost; and

            (d) the Company will amend the terms of all stock option grant agreements then in effect between the Employee and the Company to provide that all options which are vested on the effective date of the termination of the Employee's employment under this Agreement shall be exercisable until the earlier of (i) the expiration date set forth in the stock option grant agreement (without regard to the effect of the termination of the Employee's employment on the term of the option) or (ii) the second anniversary of the effective date of the termination of the Employee's employment under this Agreement. The Employee acknowledges that under applicable law any vested options exercised more than three (3) months after he ceases to be employed by the Company shall not be eligible for federal income tax treatment as incentive stock options and shall be non-qualified stock options.

In the event the Employee elects to terminate prior to the end of the Term of Employment (other than as a result of a Detrimental Change), the Company's obligation to pay Salary shall cease as of the effective date of termination. Notwithstanding any termination of this Agreement pursuant to this Section 12, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7, 8, 9 and 14 hereof. Any termination of this Agreement by the Company as provided in this
Section 12 shall be in addition to, and not in substitution for, any rights with respect to termination of the Employee which the Company may have pursuant to
Section 11. As used in this Agreement, "Detrimental Change" shall mean the failure of the Company to comply with the material terms of this Agreement, a material reduction in the Employee's duties or responsibilities hereunder or the relocation of the Employee's primary office of employment to a location more than thirty-five (35) miles from the location of such office prior to the relocation or substantially increased travel requirements.

      13. Resignation. In the event that the Employee's services under this Agreement are terminated under any of the provisions of this Agreement (except by death), the Employee agrees that he will deliver his written resignation from all positions held with the Company to the Board of Directors, such resignation to become effective immediately; provided, however, that nothing herein shall be deemed to affect the provisions of Section 7, 8, 9, 12, 14 and 15 hereof relating to the survival thereof following termination of the Employee's services hereunder, and provided, further, that except as expressly provided in this Agreement, the Employee shall be entitled to no further compensation hereunder.

      14. Data. Upon termination of the Term of Employment or termination pursuant to Sections 6, 11, 12, or 13 hereof, the Employee or his personal representative shall promptly deliver to the Company all books, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession.

      15. Change in Control. The Employee is an eligible participant in the Alteon Inc. Change in Control Severance Benefits Plan (the "Severance Plan"). Upon a Change in Control as defined in the Severance Plan, the Employee will be entitled to all of the benefits to which he would be entitled under the Severance Plan as in effect on June 5, 2003, notwithstanding any amendment or termination of the Severance Plan or other action by the Board of Directors of the Company as permitted under the Severance Plan which may affect the Employee's entitlement to benefits thereunder.

      16. Insurance. The Company shall have the right, at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Employee, and the Employee agrees to submit to usual and customary medical examinations and otherwise to cooperate with the Company in connection with the procurement of any such insurance, and any claims thereunder. The Company will use its best reasonable efforts to maintain directors' and officers' liability insurance with coverage comparable to that in place on the date of this Agreement during the term of the Employee's service as an officer or director of the Company and thereafter for as long as the Employee may have any liability which would be covered by such insurance. The requirements of the preceding sentence shall survive termination of the Employee's employment under this Agreement.

      17. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or of the Company.

      18. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger or consolidation of the Company with or into any other entity, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. Insofar as the Employee is concerned, this Agreement, being personal, may not be assigned.

      19. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceable covered.

      20. Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or five business days after being sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:

            If to the Employee:

                 Kenneth I. Moch
                 68 Willow Avenue
                 Larchmont, NY 10538

                 with a copy to:

                 Herbert Eisenberg, Esq.
                 Davis & Eisenberg
                 377 Broadway
                 New York, NY 10013

            If to the Company:

                 Alteon Inc.
                 6 Campus Drive
                 Parsippany, NJ 07054

                 with a copy to:

                 William Whelan, Esq.
                 Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC One Financial Center
                 Boston, MA 02111

Any party may, by written notice to the other in accordance with this Section 20, change the address to which notices to such party are to be delivered or mailed.

      21. General. Except as otherwise provided herein, the terms and provisions of this Agreement, all stock options grant agreements currently in effect between the Employee and the Company as set forth on Exhibit A and the Stock Option Grant Agreement to be entered into between the Company and the Employee as provided above shall constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between the Employee and the Company, whether written or oral. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company. This Agreement may be executed in any number of counterparts, all of which, when executed, shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                                      Alteon Inc.

                                        /s/ Alan J. Dalby
                                      ----------------------------------------
                                      By:     Alan J. Dalby
                                      Title:  Chairman, Compensation Committee
                                              Board of Directors

/s/ Kenneth I. Moch
---------------------
Kenneth I. Moch